Exhibit 99.1

Clearfield, Inc. Reports Second Quarter FY2010 Performance

Economic conditions continue to hamper growth; gross margin gains and broader client base position Company for future opportunities

MINNEAPOLIS--(BUSINESS WIRE)--April 29, 2010--Clearfield, Inc. (NASDAQ: CLFD):

Net Sales:	$4.7 million, down 10% from previous year
Gross Profit:	$1.7 million, down 4.7% from previous year
Gross Margin:	36.7%, up from 34.7% in previous year
Net Loss:	$108,000
Net loss per share:	$.01

Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management solutions for Fiber to the Premises (FTTp) deployments, today announced results for the second fiscal quarter of 2010 which ended March 31, 2010. Revenue for the quarter was $4,725,000 in comparison to $5,233,000 for the quarter ended March 31, 2009, a decrease of 10%. Gross profit for the second quarter of fiscal 2010 was $1,733,000 in comparison to $1,818,000 for the second quarter of fiscal 2009, a decrease of 4.7%. The Company reported a net loss of $108,000 for the second quarter of fiscal 2010, or $.01 per share, compared to income of $131,000, or $.01 per share, for the second fiscal quarter of 2009.

Revenue in the broadband and commercial data networks market was $3.9 million for second quarter of fiscal 2010, down from $4.4 million in the previous year’s second quarter. The revenue decrease was primarily associated with decreased orders from a single distributor in the Eastern region of the U.S. Revenue from that distributor accounted for 25% of total revenue for the second quarter of fiscal year 2010 in comparison to 46% in the same period of fiscal year 2009. Revenues outside of that distributor increased from $2.4 million in the second quarter of fiscal year 2009 to $2.9 million in the second quarter of fiscal year 2010 or 21%, representing a broader base of business for the Company.

Revenue associated with contract manufacturing for OEMs outside of the telecommunications markets, principally cable assembles produced to customer design, improved modestly, as revenue to that market was $849,000 for the second quarter of fiscal 2010 up from $830,000 in the second quarter for fiscal 2009. The company sees this stabilization of revenue as a positive early indication that the economic recovery is beginning in the general manufacturing sector.

Gross margins for the quarter improved two percent to 36.7% from the same quarter of last fiscal year. The year-over-year improvement is the result of product mix, material cost improvements and manufacturing efficiency.

Operating expenses were $1.9 million, an increase of 10% from $1.7 million in the same quarter 2009. As was reported after the first quarter, the Company continues to invest for revenue growth. A key initiative has been expanding its base of senior technical engineers who provide application support to prospective clients as they design their networks. In addition, the Company is expanding its presence in industry periodicals and tradeshows.

The Company’s net loss for the second quarter of 2010 was $108,000 or $0.01 per diluted share compared to net income of $131,000 or $0.01 per diluted share for the comparable period of 2009.

Year to Date

Total revenue year-to-date for fiscal 2010 was $9,667,000 in comparison to $11,166,000 for the same period of 2009, a decrease of 13%. Gross profit for the period was $3,435,000 in comparison to $3,832,000 for the comparable period for fiscal 2009, a decrease of 10%. Gross margins have continued to improve year-to-date to 36% for the six months ended March 31, 2010 compared to 34% from the same period of last fiscal year. Operating expenses were $3.8 million for the six months ended March 31, 2010 an increase of 7% from $3.5 million in the same period of fiscal 2009. The Company’s net loss through two quarters of fiscal 2010 was $268,000 or $0.02 per diluted share compared to net income of $348,000, or $0.03 per diluted share for the comparable period of 2009.

Comments on Operations

“Traditional market seasonality on top of uncertain market conditions has softened the Company’s performance over the first two quarters of this fiscal year,” explains Cheri Beranek, President and Chief Executive Officer of Clearfield. “A recent study by Render Vanderslice reports that while the service provider community continues to invest in FTTH networks, the pace has slowed. 529,000 new homes were connected in the U.S. over the past six months, compared to 853,000 in the previous six month period – a reduction of nearly 38%.”

“As the economy recovers and the Fiber to the Premises (FTTp) marketplace along with it, the FieldSmart product line is in a unique position to reduce deployment costs for broadband service providers. We are actively engaged in product development projects and market development initiatives with a range of service providers and infrastructure equipment suppliers.”

“Further, we are expanding our investments into new markets outside of the North American FTTp marketplace,” continues Beranek. “In addition, our recent announcement of the Clearview xPAK opens the door to the cable television and wireless markets whose fiber management needs are centered upon applications that land fiber in smaller increments,” concluded Beranek.

About Clearfield, Inc.

Clearfield, Inc. designs and manufactures the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines are based upon the patent pending technologies of the Clearview and xPAK cassettes and support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield’s customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield’s Annual Report on Form 10-K for the year ended September 30, 2009 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

CLEARFIELD, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Revenues	$4,724,766	$5,232,604	$9,667,433	$11,165,891

Cost of sales	2,991,390	3,414,452	6,232,349	7,333,531

Gross profit	1,733,376	1,818,152	3,435,084	3,832,360

Operating expenses
Selling, general and administrative	1,864,722	1,689,950	3,754,928	3,494,928

Income (loss) from operations	(131,346)	128,202	(319,253)	337,432

Other income (expense)
Interest income	37,578	17,244	75,634	48,994
Interest expense	(236)	(1,585)	(820)	(3,491)
Other income	9,837	13,931	24,352	27,575
	47,179	29,590	99,166	73,078
Income (loss) before income taxes	(84,167)	157,792	(220,087)	410,510

Income tax expense	24,203	26,743	47,964	61,974

Net income (loss)	$(108,370)	$131,049	$(268,051)	$348,536

Net income (loss)per share:
Basic	($.01)	$.01	($.02)	$.03
Diluted	($.01)	$.01	($.02)	$.03

Weighted average shares outstanding:
Basic	11,991,544	11,938,131	11,984,238	11,938,131
Diluted	11,991,544	11,938,131	11,984,238	11,938,131

CLEARFIELD, INC.
BALANCE SHEETS
UNAUDITED

	March 31, 2010	September 30, 2009
Assets
Current Assets
Cash and cash equivalents	$3,995,564	$4,731,735
Short-term investments	1,105,566	2,108,566
Accounts receivable, net	2,046,388	2,723,414
Inventories	1,323,270	1,153,862
Other current assets	313,213	180,635
Total current assets	8,874,001	10,898,212

Property, plant and equipment, net	1,317,075	1,319,492

Other Assets
Long-term investments	3,924,000	2,840,000
Goodwill	2,570,511	2,570,511
Intangibles	10,811	-
Deferred taxes –long term	2,187,500	2,231,990
Other	547,031	568,554
Total other assets	9,239,853	8,211,055
Total Assets	$19,340,929	$20,428,759

Liabilities and Shareholders’ Equity
Total current liabilities	1,573,256	2,493,006
Deferred rent	84,193	87,942
Total Liabilities	1,657,449	2,580,948

Shareholders’ Equity
Common stock	119,953	119,746
Additional paid-in capital	52,475,652	52,372,139
Accumulated deficit	(34,912,125)	(34,644,074)
Total shareholders’ equity	17,683,480	17,847,811
Total Liabilities and Shareholders’ Equity	$19,340,929	$20,428,759

CONTACT:
Clearfield, Inc. Contact Information:
Cheryl P. Beranek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net